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                                                                    Exhibit 99.1
[NEXELL THERAPEUTICS INC.                               Nexell Therapeutics Inc.
LOGO APPEARS HERE]                                                      9 Parker
                                                              Irvine, California
                                                                      92618-1605
                                                                  t.949 470 9011
                                                                  f.949 586 2420
                                                               www.nexellinc.com

                                   Contact:          Tad Heitmann or
                                                     Amy Romero
                                                     Nexell Therapeutics Inc.
                                                     949-470-9011

NEXELL THERAPEUTICS TO FOCUS EXCLUSIVELY ON DEVELOPMENT OF ADVANCED CELL
THERAPIES


Company to Transfer Distribution Responsibilities for Existing Cell Processing Products to Baxter

IRVINE, CA - June 12, 2001 - Nexell Therapeutics Inc. (Nasdaq: NEXL) announced today that it has signed a letter of intent to transfer exclusive worldwide sales, marketing and distribution rights and responsibilities for its cell processing products, including the Isolex(R) 300i Magnetic Cell Selection System, to Baxter Healthcare Corporation. Subject to the negotiation and execution of definitive agreements and applicable consents, this transaction is intended to allow Nexell to outsource most near-term market support requirements to enable it to focus on completing clinical development of specific therapeutic applications of its proprietary technology.

"Under present circumstances, operating a commercial business limits our ability to pursue our promising therapeutic development programs," said William A. Albright, Jr., President and Chief Executive Officer, Nexell Therapeutics. "By freeing cash tied up in working capital and significantly reducing the overhead associated with distribution and sales, this transaction will allow us to concentrate remaining resources on delivering the high-value therapeutic products in our pipeline."

"We believe that cell-based therapies represent a significant new frontier in curative and regenerative medicine, and we are continuing to work with Nexell to find the most effective short and long-term approaches to this opportunity," said Victor W. Schmitt, President, Venture Management, Baxter Healthcare Corporation. "Baxter will benefit from what Nexell has learned in this early market for cell therapy."

The letter of intent is non-binding, and Nexell and Baxter intend to work toward reaching a definitive agreement on the transfer as soon as possible. Nexell also will restructure its business to streamline ongoing operations and reduce spending. The company plans to
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reduce staffing by approximately two-thirds, focusing its organization exclusively on therapeutic product development, and take a one-time charge related to anticipated severance and the transfer of distribution responsibilities. The reduced operating level of spending will not likely be reflected in financial results until the quarter following completion of the restructuring.

Nexell Therapeutics Inc.
Located in Irvine, California, Nexell Therapeutics Inc. (Nasdaq:NEXL) is a biotechnology company that is a leader in the modification or enhancement of human immune function and blood cell formation utilizing adult hematopoietic (blood-forming) stem cells and other specially prepared cell populations. Nexell is developing proprietary cell-based therapies that address major unmet medical needs, including treatments for genetic blood disorders, autoimmune diseases, and cancer.



The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The forward-looking statements contained in this release are subject to certain risks and uncertainties. Actual results could differ materially from current expectations. Among the factors which could affect the Company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein are: the risk that a definitive agreement related to the foregoing transaction will not be reached or, if reached, such transaction will not be completed; the timing and benefits of the transaction; the timely commencement and success of the Company's clinical trials and other research endeavors, delays in receiving FDA or other regulatory approvals, the ability of the Company's contract manufacturers to maintain adequate, timely supplies of salable product, the success of the Company's sales and marketing efforts, the development of competing therapies and/or technologies, the terms of any future strategic alliances, the possible need for or availability of additional capital, and any additional factors described from time to time in the Company's filings with the SEC.

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